UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 11, 2012

CHENIERE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16383	95-4352386
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Milam Street Suite 800 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (713) 375-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02    Termination of a Material Definitive Agreement
Termination of Credit Agreement
On June 11, 2012, Cheniere Common Units Holding, LLC (the “Borrower”), a wholly owned subsidiary of Cheniere Energy, Inc. (the “Company”), repaid $284.5 million, which represented all amounts due and owing under that certain Credit Agreement (the “Amended Credit Agreement”), by and among the Borrower, the other Loan Parties (as defined therein), The Bank of New York Mellon, as administrative agent and collateral agent, and the Lenders (as defined therein), which was entered into on August 15, 2008 and subsequently amended. Upon such payment, the Credit Agreement and related agreements were terminated.
Item 8.01    Other Events
On June 12, 2012, the Company issued a press release announcing that Sabine Pass Liquefaction, LLC issued a limited notice to proceed under the engineering, procurement and construction contract relating to the construction of the proposed liquefaction facilities of Cheniere Energy Partners, L.P. (“Cheniere Partners”), a majority owned subsidiary of the Company, and in connection therewith that Cheniere Class B Units Holdings, LLC, a wholly owned subsidiary of the Company ("CBUH"), purchased 11,111,111 Class B Units from Cheniere Partners for $166,666,665 pursuant to the Unit Purchase Agreement, dated as of May 14, 2012, between Cheniere LNG Terminals, Inc., a wholly owned subsidiary of the Company (the predecessor-in-interest to CBUH), and Cheniere Partners, after having repaid the obligations outstanding under the Amended Credit Agreement. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference. Information included on Cheniere Partners' website is not incorporated herein by reference.
Item 9.01    Financial Statements and Exhibits
d) Exhibits
Exhibit
Number        Description

99.1*	Press Release, dated June 12, 2012.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY, INC.

Date: June 12, 2012	By:	/s/ Meg A. Gentle
		Name:	Meg A. Gentle
		Title:	Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX
Exhibit
Number        Description

99.1*	Press Release, dated June 12, 2012.

* Filed herewith.